Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 12/06/2013 06:17 AM
ID Number: 20131380036

Document number: 20131702134
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20131380036

1. Entity name: Stream Flow Media, Inc.
   (If changing the name of the corporation, indicate name before the name change)

2. New Entity name: ______________________
   (if applicable)

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______________________
   (mm/dd/yyyy)

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ______________________
   (mm/dd/yyyy)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Galanis	Gregory		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

16019 Raptor Ct.
(Street name and number or Post Office information)

Charlotte	NC	28278
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

StreamFlow Media

Maximizing the Value of Your Brand Through Gaming.

December 5, 2013

Colorado Department of State
Business Organizations
1700 Broadway
Denver, CO 80290

RE: Stream Flow Media, Inc. (ID#: 20131380036) Authorize Additional Shares

Dear Sir or Madam,

I, Gregory Galanis, as the sole Director of the above named corporation, authorize an amendment to the Fourth Article of Stream Flow Media, Inc.'s Articles of Incorporation, filed on June 27, 2013, under document number 20131380036, to increase the number of authorized shares of the above named corporation's common stock from one hundred million (100,000,000) to five hundred million (500,000,000) shares.

Kind Regards,

Gregory Galanis
Stream Flow Media, Inc.
President & CEO

State of North Carolina
Mecklenburg County
I, Jasmine B. Thomas, a Notary Public for said County and State, do hereby certify that Gregory Galanis personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this the 5 day of December, 2013.
Notary Public
My commission expires March 22, 2017
(Official Seal)

JASMINE B. THOMAS
Notary Public
Gaston Co., North Carolina
My Commission Expires Mar. 22, 2017

CERTIFICATE OF RESOLUTION

OF SPECIAL MEETING

OF THE BOARD OF DIRECTORS

OF

STREAM FLOW MEDIA, INC.

COMMON STOCK, $0.001 PAR VALUE

A special meeting of the Board of Directors of the above referenced Corporation was held on December 4, 2013 at 5:00pm Eastern Time (ET) at the Corporation's headquarters. The undersigned, being duly authorized, hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous consent on December 4, 2013:

Upon motion duly made and unanimously carried, it was:

RESOLVED, that the Corporation shall hereby Amend its Articles of Incorporation to increase the Corporation's authorized shares of Common Stock, $0.001 par value, from the current one-hundred million (100,000,000) to five-hundred million (500,000,000) shares; and it was further

RESOLVED, that the officers of the Corporation shall be, and they hereby are, authorized, empowered and directed to take any and all steps, and to execute and deliver any and all instruments in connection with carrying the foregoing resolutions into effect.

WITNESS my signature as of this 4th day of December, 2013.

Gregory Galanis
Secretary and Sole Director

CERTIFICATE OF RESOLUTION

OF

SPECIAL MEETING OF THE SHAREHOLDERS

OF

STREAM FLOW MEDIA, INC.

A special meeting of the shareholders of the above referenced Corporation was held on December 4, 2013 at 5:30pm Eastern Time (ET) at the Corporation's headquarters. The undersigned, being duly authorized, hereby certifies that the following resolutions were duly adopted by the Shareholders of the Corporation by a majority of the shareholders of record on December 4, 2013:

Upon motion duly made and with a majority vote in favor, it was:

RESOLVED, that the Corporation is hereby authorized to amend the Fourth Articles of its Articles of Incorporation to increase the number of authorized shares of the Corporation's Common Stock, $0.001 par value, from one-hundred million (100,000,000) to five-hundred million (500,000,000) shares.

Of the 99,960,000 voting shares issued and outstanding as of the record date of this voting matter, 60,000,000, or 60.02%, voted in favor of this Shareholder Resolution.

WITNESS my signature as of this 4th day of December, 2013.

Gregory Galanis
Secretary, Sole Director, and Majority Shareholder

State of North Carolina

Mecklenburg County

I, Daniel J Darlak, a Notary Public for said County and State, do hereby certify that Gregory Galanis personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this the 4 day of December, 2013.

Notary Public

My commission expires 4- 19, 20 14

(Official Seal)

DANIEL J DARLAK
NOTARY PUBLIC
My Commission Expires April 19, 2014
MECKLENBURG COUNTY, NC